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Exhibit 99.1

        IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

HARVEY DUROCHER,	:
Plaintiff,	:
v.	:	Civil Action No.
METHODE ELECTRONICS, INC.,	:
WILLIAM T. JENSEN, DONALD W. DUDA,	:
JAMES W. McGINLEY, ROBERT R. MCGINLEY,	:
JAMES W. ASHLEY, JR., WARREN L. BATTS,	:
WILLIAM C. CROFT, GEORGE W. WRIGHT	:
and ROY M. VAN CLEAVE,	:
Defendants.	:

COMPLAINT

        1.    Plaintiff is a stockholder of Methode Electronics, Inc. ("Methode" or the "Company") who holds shares of Methode's Class A common stock ("Class A Stock"). Plaintiff brings this action individually, derivatively on behalf of Methode and as a class action on behalf of all holders of Class A Stock other than the defendants and their affiliates and associates (the "Class'). Plaintiff seeks injunctive and other equitable relief with respect to a proposed buy-out of Methode's Class B common stock ("Class B Stock"), including the repurchase at an exorbitant premium of the Class B Stock of the McGinley family (the "McGinley Buy-Out") through an offer to purchase all other Class B Stock of Methode, including shares owned by directors, officers and employees of the Company (the "Self Tender"). The McGinley Buy-Out and the Self Tender involve violations of the defendants' fiduciary duties of disclosure, care and loyalty.

Parties

        2.    Plaintiff is a holder of 100 shares of Class A Stock. As of July 24, 2002, there were 35,076,819 shares of Class A Stock outstanding and 1,087,317 shares of Class B Stock outstanding. The Class A Stock and Class B Stock are traded on the Nasdaq National Market System ("Nasdaq").

        3.    Defendant Methode is a Delaware corporation with its principal offices in Chicago, Illinois. Methode designs, manufactures and markets devices employing electrical, electronic wireless, sensing and optical technologies. Its products are found in the transportation and other industrial equipment markets. Methode was founded by William J. McGinley, who from 1946 until his death on January 22, 2001, served as a director and officer of the Company.

        4.    The individual defendants are or have been members of Methode's board of directors.

            a.    William T. Jensen is 75 years old and is Methode's Chairman and Principal Executive Officer. He was installed in those posts by the Methode board just days after the death of Methode's then-Chairman, William J. McGinley, on January 22, 2001. Jensen had served as a Methode director from 1959 through 1997, and was employed by Methode as President from 1994 through 1997 and as Senior Executive Vice President from 1952 though 1994. Jensen has been associated with Methode and the McGinley family for many years. He purportedly was elected a Class B director of Methode in February, 2001.

            b.    Donald W. Duda is 47 years old and is Methode's President. He was installed in that position by the Methode board just days after the death of William J. McGinley. He also was purportedly elected as a Class B director in February 2001.

            c.    James W. McGinley is 46 years old and has been a director of the Company since 1993. He is the son of Methode's founder, William J. McGinley, and served as president of the Company from 1998 to 2000. He is currently a director, president and CEO of Stratos Lightwave, Inc. ("Stratos"), a former Methode subsidiary which Methode took public in 2000 and spun off from the Company in 2001. In essence, Methode set up Mr. McGinley as head of a separate public company from which he has received well over $1 million in compensation.

            d.    Robert R. McGinley is 49 years old. He purportedly was elected a Class B director in February 2001. He is the brother of James W. McGinley and the son of Methode's founder, William J. McGinley.

            e.    James W. Ashley. Jr. is 52 years old and was a director and Secretary of Methode since 1995. He is also a partner in the law firm of Lord, Bissell & Brook which is counsel to the Company and also serves as counsel for the McGinley family, various of the family's trusts and Stratos. At Methode's September 10, 2002 annual meeting of stockholders he was replaced on the board by defendant Roy M. Van Cleave, another lawyer who has previously served as counsel for Methode and the McGinleys.

            f.      Warren L. Batts is 69 years old and has been a director since 2001. As of June 28. 2002, Mr. Batts did not own a single share of Methode stock.

            g.    William C. Croft is 84 years old and has been a director since 1975. He has long been associated with Methode and the McGinleys. As of June 28, 2002. Mr. Croft owned 2,020 shares of Class B Stock.

            h.    George C. Wright is 79 years old and has been a director since 1968. He has long been associated with Methode and the McGinleys. As of June 28, 2002, Mr. Wright owned 6,540 shares of Class B Stock.

            i.      Roy M. Van Cleave is 54 years old and was recently installed as a Methode director by the board and the McGinleys, but is to resign upon consummation of the McGinley Buy-Out and the Self Tender.

Methode's Dual Class Structure

        5.    On September 23, 1982, Methode filed an amendment to its certificate of incorporation creating two classes of common stock, 3 million shares of authorized Class A Stock and 1 million authorized shares of Class B Stock. Through subsequent certificate amendments the authorized shares of Class A stock was increased to 100 million shares, while there are only 5 million authorized shares of Class B Stock. Pursuant to Methode's Restated Certificate of Incorporation as amended (the "Certificate") the Class A Stock is entitled to elect 25-percent of the authorized number of directors or the highest whole number that is at least 25% of the number of directors authorized. The Class B Stock elects the remaining directors. The holders of Class A Stock are entitled to vote on the removal or replacement of directors elected by the Class A Stock and the Class B holders are entitled to vote on the removal or replacement of directors elected by the Class B. Vacancies may also be filled by the remaining directors elected by the particular class. On all matters other than the election or removal of directors, the two classes of common stock vote together, with the Class A Stock having one-tenth vote per share and the Class B Stock having one vote per share.

        6.    Both the Class A Stock and Class B Stock are traded on Nasdaq. Until the announcement of the Self Tender, both classes traded relatively closely in price. While initially the greater voting rights of the Class B Stock meant that the Class B carried the majority of all votes, eventually so many shares of Class A Stock were issued that the outstanding Class B represented a minority of all votes despite having ten times more votes per share. For at least the last several years, Methode has had approximately 35 million shares of Class A Stock (representing about 3.5 million votes) and approximately 1.1 million shares of Class B Stock (representing about 1.1 million votes). Thus, while the Class B Stock has the power to elect a majority of the Methode board, it has only about 25-percent of the voting power on all other matters. Accordingly, the Class B Stock does not control the vote on, among other things, a merger or sale of substantially all assets approved by the Methode board. Moreover, the Certificate does not give the Class B Stock any class vote on a merger or asset sale. Furthermore, though the Class B can elect a majority of the board, those directors have a fiduciary duty to Methode and all its stockholders, including holders of Class A Stock.

        7.    The Certificate also contains the following provision:

            If, as of the record date for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Class B Stock is less than 100,000, all directors remaining to be elected at such meeting, after the holders of Class A Stock have exercised their rights set forth in paragraphs (3) (i) (A) and (3) (i).(D) hereof, including the election of any director to fill any vacancy resulting from the death, resignation or replacement of any director or from any increase in the number of directors constituting the entire Board of Directors, shall, subject to paragraph (3) (i) (G) below and subject to the rights of any series of Preferred Stock issued and outstanding on September 23, 1982, be elected by the holders of Class A Stock and Class B. Stock voting together as a single class, provided that with respect to said election, the holders of Class A Stock shall have one-tenth (1/10) of one (1) vote per share and the holders of Class B Stock shall have one (1) vote per share.

The McGinleys' Ownership of Class B Stock

        8.    Until his death on January 22, 2001, William J. McGinley was the beneficial owner of approximately 79-percent of the Class B Stock. Upon his death, his Methode stock passed to his wife, Jane R. McGinley, as executor of his estate (the "Estate'). On January 23, 2002, the Estate filed an amendment to its 13D indicating that on January 2, 2002 the Estate had distributed all its Methode Class B Stock to the William J. McGinley Trust. According to a 13D amendment filed February 11, 2002, the Methode Class B shares were subsequently placed in two trusts: (a) the William J. McGinley Marital Trust No. 1 received 87,277 shares, and (b) the William J. McGinley Marital Trust No. 2 received 793,624 shares (the "Trusts"). Jane R. McGinley is co-Trustee and Special Fiduciary of both Trusts. Raymond J Roberts, Robert J. McGinley, Margaret J. McGinley (who is the sister of James and Robert McGinley) and James W. McGinley are Special Fiduciaries of both Trusts. These individuals also have sole power over certain additional Class B shares:

Jane R. McGinley	10,001 shares
Raymond J Roberts	6,200 shares
Robert J. McGinley	23,308 shares
Margaret J. McGinley	17,281 shares

James R. McGinley also shares voting and dispositive power over an additional 268 shares of Methode Class B Stock held by his wife.

        9.    After February 11, 2002, no 13D amendments were filed by the McGinleys until after the announcement of the McGinley Buy-Out and Self-Tender. There was no disclosure or public announcement by the Trusts, the McGinleys or Methode that the majority block of the Class B Stock was for sale. Currently, the Trusts hold approximately 81-percent of the outstanding Class B Stock. When combined with the McGinley family's other holdings of Class B Stock, the McGinley's own more than 85-percent of the outstanding Class B Stock. Methode's August 10, 2002 Proxy Statement lists the address for all the McGinley's shares as c/o Louis S. Harrison at Lord, Bissell & Brook—a law firm identified in the Proxy Statement as counsel for Methode. Although the McGinleys' Class B Stock represents less than 3-percent of Methode's outstanding equity, it controls the election of a majority of the board of directors. However, even with the Class B's supervoting rights, the McGinley family controls only about 20% of the votes on other matters, such as a merger.

Defendants Control and Manipulation of the Methode Board

        10.  Although the Class A Stock has the right to elect at least 25 percent of the board members, the Class A holders have had no independent or effective representation on the Methode board. For example, during 2001-2002 defendants Wright and Croft were ostensibly "Class A" directors. However both these gentlemen joined the Methode board (and were elected and reelected by the McGinleys) long before Methode adopted its dual class capitalization in 1982. Moreover, Methode has treated board members elected by the different classes of common stock as fungible. Methode's board has consistently manipulated the composition of the board such that individual directors are not elected by the same class of stock from year to year. For example, from 1999-2001, defendant Wright was a "Class A" director, but from at least 1995 through 1998, he was elected by the holders of Class B Stock, i.e., the McGinleys. Similarly, defendant Ashley was elected by the Class B Stock from 1999 through 2001, but from at least 1995 through 1998 was a "Class A" director. Raymond J. Roberts has previously served as a Class A director; then he was made a special fiduciary under the McGinley Trusts. Defendant Croft was a Class A director in 2001, but is proposed by the Methode board for election as a Class B director in 2002. As discussed below, this unexplained shift of defendant Croft is a further manipulation of the composition of the board as part of the unfair scheme to entrench the incumbent board and management while benefiting the McGinleys. In short, the Methode board is simply a self-perpetuating group of McGinley family members, their lawyers and other associates and management insiders under their control. Therefore, all Methode's directors are under the dominating influence of the McGinleys.

        11.  According to Methode's August 10, 2002 Proxy Statement, the Methode board created a Nominating Committee in March, 2002. The members of the Nominating Committee are Robert R. McGinley and Warren L. Batts. Robert McGinley's position as one of two directors on the Nominating Committee will continue the McGinley family's dominance over the board even after the McGinley Buy-Out. The Proxy Statement says that the committee held no meetings during Methode's fiscal year ended April 30, 2002, but does not indicate whether the committee met after April 30, 2002. Indeed, it does not indicate how the nominees set forth in the Proxy Statement were selected. While the Nominating Committee is "to make recommendations to the Board regarding nominees," the Proxy Statement states:

  The Nominating Committee will not consider nominees recommended by shareholders of Methode.

Thus, the stockholders are plainly told they are to have no input on director nominees.

        12.  Misleading and incorrect information Methode has disseminated has further inhibited Methode's Class A stockholders from meaningful input into the Company's governance. The Company's 2002 10-K, filed July 29, 2002, and mailed to the Methode stockholders with the Proxy Statement, states that it incorporates by reference the "Certificate of Incorporation of [Methode], as amended and currently in effect" as well as the "Bylaws of [Methode], as amended and currently in effect," indicating that both documents were "[p]reviously filed with [Methode's] Form S-3 Registration Statement No. 33-61940, filed April 30. 1993." In fact, Methode filed a substantive amendment to its Certificate of Incorporation with the Delaware Secretary of State in September 1995, filed a Restated Certificate of Incorporation on March 25, 1996, filed another amendment in September 1999, and filed Certificates of Designation in March 2000 and June 30, 2000. Moreover, in a Form S-8, filed April 8, 1998, Methode attached bylaws that are denominated "[a]s Amended through 12/10/96" which contain substantive differences from the by-laws included in the 1993 filing.

The McGinleys and Management Consolidate Control of Methode

        13.  Methode's by-laws provide that the number of directors which shall constitute the whole board shall not be less than three nor more than nine. At the September 12, 2000 annual meeting of Methode, the stockholders elected a nine member board, which included as "Class A" directors Messrs. Croft, Wright and Roberts.

        14.  On January 22. 2001, William J. McGinley, who was serving as a "Class B" director, died. Given that the publicly traded Class A Stock carries about 75% of the outstanding voting power, the death of the Company's founder created alarm among the McGinleys and the incumbent board and management, particularly since the McGinleys' Class B Stock would be controlled by fiduciaries who would have duties to heirs and other beneficiaries to maximize value. Accordingly, the McGinleys and the incumbent board and management immediately moved to ensure their continued dominance of Methode.

        15.  On February 2, 2002, Methode announced that defendants Jensen, Duda and Robert McGinley had been elected "as Class B Directors to the Board of Directors." Methode also announced that Duda had been elected president by the board and that Jensen, a long-time Methode insider and McGinley ally, would serve as "interim" chairman of the board. In fact, Jensen was hardly an "interim" chairman. On February 1, 2001, Methode entered into an agreement with Jensen which retained him "as Chairman of the Board of Directors" for a term extending from February 1, 2001 until at least June 30, 2002 with potential extensions beyond that date (the "Jensen Agreement"). Indeed, the Proxy Statement indicates that in June, 2002, the Compensation Committee consisting of defendants Batts and Croft, extended the Jensen Agreement through June 30, 2003.

        16.  In their rush to add additional insiders and McGinley representatives to the board, the McGinleys and the board apparently forgot that Methode's by-laws limited the size of the board to a maximum of nine directors. Significantly, Methode's 10-K for the fiscal year ended April 30, 2001, which was filed with the SEC on July 27, 2001 and was mailed to Methode's stockholders with its August 17, 2001 Proxy Statement, lists and is signed by eleven directors, including the three purportedly added to the board in February 2001. The 2001 Proxy Statement said that a board of eight directors would be elected at the annual meeting, with three directors to be elected by the Class A stockholders (Batts, Croft and Wright) and five to be elected by the Class B stockholders (Ashley, Duda, Jensen, James McGinley and Robert McGinley). The 2001 Proxy Statement identifies Duda, Jensen and Robert McGinley as incumbent directors serving since 2001.

        17.  On December 21, 2001, Methode entered into an "Employment Security Agreement" with defendant Duda and three other senior officers of Methode (the "Employment Security Agreements"). These agreements provide for cash payments of over four times the officer's annual salary if there is a "change of control," which is defined to include direct or indirect beneficial ownership of 25% or more of the Class A or Class B Stock and certain mergers and business combinations. The change of control definition also includes a continuing director requirement:

    At any time during any period of two consecutive 12-month periods (not including any period prior to October 1, 2001) individuals who at the beginning of such period constituted the Board (the "Incumbent Board') cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board:

    * * *

The Secret Insurance Agreement

        18.  In its August 10, 2002 Proxy Statement, Methode disclosed that it has been a party to a Split-Dollar Insurance Agreement, dated August 9, 1996 (the "Insurance Agreement") with the William J. McGinley and Jane R. McGinley Irrevocable Trust (the "Irrevocable Trust"). William J. McGinley's widow and their children are beneficiaries of the Irrevocable Trust. The Insurance Agreement requires the Company to pay premiums on last survivor life insurance policies owned by the Irrevocable Trust on the lives of William J. and Jane R. McGinley (the "Last Survivor Policy"). On information and belief, Jane R. McGinley has not been a director, officer or employee of the Company. The Company claims to have collateral assignments on the Last Survivor Policy that entitle it to receive reimbursement at the greater of the cumulative premiums paid or the cash surrender value of the policy. According to the Proxy Statement, as of April 30, 2002, the cumulative premiums paid by the Company were $1,765,000 and the cash surrender value of the policy was $1,675,000. Although the Insurance Agreement apparently was entered into on August 9, 1996, the Company did not disclose its existence in prior proxy statements.

The Horizon Loan

        19.  Following William J. McGinley's death in early 2001, Methode received $6.6 million in life insurance proceeds. In April, 2001, just weeks after receiving those funds, Methode loaned $6 million to Horizon Farms, Inc. ("Horizon"), an Illinois corporation which is owned by the Trusts (the "Horizon Loan"). Defendant Robert R. McGinley is a director and president of Horizon, and defendant James W. McGinley is a director and secretary of Horizon. The loan bears interest at 5.25% per year and is payable on June 30, 2003. Methode has not disclosed the reason for this loan or what corporate purpose it served. On information and belief, this loan was to enable the McGinleys to satisfy estate tax and other obligations. Significantly, while Methode's 2001 Proxy Statement and 2001 10-K briefly described the Horizon Loan, neither made any mention of the Insurance Agreement.

The McGinley Buy-Out and Self Tender

        20.  After Methode mailed and filed its August 10, 2002 Proxy Statement, it filed a Form 8-K on August 20, 2002, announcing that on August 19, 2002 it had entered into an agreement with the Trusts and members of the McGinley family to buy-out their Class B Stock as part of a self-tender offer to purchase all of the outstanding Class B Stock for at least $20 per share (the "Agreement"). The $20 per share price represents a 135% premium above the $8.50 per share closing price of the Class B Stock prior to the announcement. To purchase approximately 1 million shares of Class B Stock at $20 per share, Methode will expend approximately $20 million of its resources. Approximately $11.5 million of that amount represents "premium."

        21.  The Self Tender is conditioned upon, inter alia, a sufficient number of shares being tendered such that fewer than 100,000 shares of Class B Stock remain outstanding. The McGinley family owns approximately 85% of the 1,087,317 outstanding shares of Class B Stock. A Schedule 13D amendment filed by the McGinley 13D group on August 22, 2002 indicated the group owned 937,960 shares of Methode Class B Stock. Other shares of Class B Stock are owned by Methode directors, officers and employees. Moreover, as a result of the announcement of the Self-Tender, the market price of the Class B Stock climbed from $8.50 per share prior to the announcement to $18.30 on August 20, 2002 and $19.25 on August 21, 2002. By the close of the market on August 28, 2002, over 50,000 shares of Class B Stock had already traded at prices of at least $17.41 per share, with many of the shares having been bought at prices over $19 per share. Obviously, shares purchased at such prices will be tendered in the Self-Tender. In short, the outcome of the Self-Tender is a foregone conclusion.

        22.  The parties to the Agreement are Methode, the Trusts and various McGinley family shareholders. Under the Agreement, the Company agrees to make a tender offer for all the Class B Stock at a price of no less than $20 per share net to the seller in cash, subject to certain conditions and adjustments. In Section 1(b) of the Agreement the Company agrees not to decrease the offer price, change the form of consideration or impose any additional conditions or modify any of the conditions to the offer in any manner adverse to the holders of the Class B Stock.

        23.  In Section 2(a) of the Agreement, each of the McGinley stockholders agrees to tender into the Self-Tender. Section 2 also contains the following provisions which effectively lock up the McGinleys' Class B Stock and deter any competing offer for Methode (the "Lock Up and No Shop Provisions), including offers that would include the Class A Stock:

    (a)
    No Inconsistent Agreements.    Except as contemplated by this Agreement, each Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to the Subject Shares that is inconsistent with this Agreement or otherwise take any other action that would in any way restrict, limit, interfere with or frustrate the performance of its obligations hereunder or the transactions contemplated hereby or the completion of the transactions contemplated hereby.

    (b)
    No Transfer of Subject Shares.    Each Stockholder agrees not to transfer (except as otherwise provided herein) record ownership or beneficial ownership (or both) of any Subject Shares or any interest therein, without the Company's prior written consent....

    (c)
    No Solicitation.    Except in an authorized capacity as a director of the Company or in the performance of duties as a director of the Company, each Stockholder agrees that it shall not, nor shall it authorize or knowingly permit any of its advisors or representatives to, (i) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal to sell or otherwise transfer any of the Subject Shares, or (ii) solicit, initiate or knowingly facilitate or encourage any tender or exchange offer involving the Company or its capital stock or any proposal for, or indication of interest in a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

    (d)
    Alternative Transaction Structure.    In the event that the Offer is not completed prior to the End Date as a result of the failure to satisfy the Minimum Condition, the Stockholders agree to cooperate with the Company and support an alternative transaction structure so long as such alternative transaction would be consummated no later than the End Date and the Stockholders would receive cash consideration equal to the Offer Price. Such cooperation and support would include, without limitation, voting in favor of a merger transaction in which the holders of the Class B Common Stock would receive cash consideration equal to the Offer Price. Such cooperation and support would include, without limitation, voting in favor of a merger transaction in which the holders of the Class B Common Stock would receive cash consideration equal to the Offer Price. (Emphasis added.)

Significantly, the Lock-Up and No Shop provisions were not forced on the Company by a third party buyer—it is the Company that has insisted on provisions designed to prevent a deal involving the Class A Stock from occurring. Moreover, the restrictions apply not just to a sale of the McGinley Class B Stock but to any tender or exchange offer, merger, recapitalization or business combination. Thus, the Company has imposed conditions designed to preclude transactions that may be beneficial for the Company and the Class A Stock.

        24.  Section 7(c) provides that if the Company terminates the Agreement because certain conditions of the Self-Tender are not met, the Company must pay the McGinleys a $400,000 termination fee.

        25.  Section 5(c) of the Agreement provides for the resignations from the Methode board of defendants Roy Van Cleave and James W. McGinley. The Agreement does not provide for the resignation of any other directors elected by the Class B Stock. Although at the 2001 Annual Meeting, an 8 member board was proposed with 3 members (Batts, Wright and Croft) elected by the Class A Stock, the 2002 Proxy Statement provides for 8 directors with only 2 elected by the Class A (Batts and Wright) and 6 directors, including Croft, elected by the Class B Stock. The Proxy Statement gives no explanation for this shift. However, the subsequent announcement of the Agreement makes the reason plain. Two Class B directors (James McGinley and Mr. Van Cleave) will resign upon the conclusion of the Self-Tender, leaving only six directors. The defendants wanted to be sure a majority of those 6 would be Class B directors.

        26.  Under Section 5(b) of the Agreement, within two (2) business days after the McGinley Buy-Out, Horizon is to repay the $6 million Horizon Loan. Thus. Methode will be repaid with Methode's own money. Significantly, the Agreement makes no provision for Methode to receive reimbursement for the premiums paid or the cash surrender value with respect to the Last Survivor Policy Methode paid for pursuant to the secret Insurance Agreement.

The Press Release

        27.  The August 20, 2002 Methode press release announcing the McGinley Buy-Out and Self Tender (the "Press Release") indicates Methode expects to close the Self Tender within four to six months. The Press Release states that Methode's Agreement with the McGinley Trusts was negotiated by a "Special Committee" of the board, "composed solely of directors elected by the Class A shareholders." The only member of the Special Committee identified in the press release is Warren Batts, age 69, who the release says served as the Special Committee chairman. While Methode's 2001 Proxy Statement indicated that the Methode board also selected Messrs. Croft and Wright to be Class A directors last year, it is not clear whether either or both these elderly gentlemen served on the Special Committee. Indeed, the board selected Mr. Croft for election as a Class B director this year. The Press Release indicates that all Methode directors holding Class B Stock have advised Methode that they will tender into the Self-Tender. This would include both James and Robert McGinley and defendants Croft and Wright.

        28.  In Methode's Press Release, Mr. Batts justified the Special Committees endorsement of the McGinley Buy-Out and the Self Tender as follows:

    We believe that our agreement with the Marital Trusts to commence a tender offer for all of the Class B shares is fair to and in the best interests of Methode and its Class A shareholders. Following the closing of the tender offer, Methode will have a more conventional corporate governance structure. All shares will have equal rights in the election of directors and shareholders will generally have the ability to vote consistent with their equity interest in Methode.

        29.  Methode's Press Release and Batts' statement misrepresent the effects of the McGinley Buy-Out and Self Tender and reveal that the Methode board and the purported Special Committee thereof do not understand the transactions they have approved. Following the closing of the Self Tender, Methode will not have "a more conventional corporate governance structure." Methode will still have a board of directors where some directors have been elected by the Class A Stock and most of the directors have been elected by the Class B Stock. Indeed, a majority of Methode's board will still consist of directors elected by the Class B Stock, even though there will be less than 100,000 shares of Class B Stock outstanding following the Self Tender. In fact, while two Class B directors are expected to resign, the remaining four Class B directors or the remaining holders of Class B Stock will retain the power to fill those vacancies until the next stockholders meeting. Three of the four remaining Class B directors will be two officers (Jensen and Duda) and a member of the McGinley family (Robert R. McGinley). In short, Methode will not have a more conventional governance arrangement, it will have a bizarre "hand from the grave" governance where directors elected by a class of stock that has largely been eliminated will continue to control the Company.

        30.  Also contrary to Methode's Press Release, all Methode shares will not "have equal rights in the election of directors." Assuming the number of Class B shares falls below 100,000, the Class B Stock will retain the right to fill vacancies in Class B directorships. The change in the voting for directors under the Certificate does not occur until there are less than 100,000 Class B shares outstanding "as of the record date for any stockholder meeting at which directors are to be elected." Moreover, even at the next stockholders meeting for election of directors, all shares will not have equal rights in the election of directors. The Class A Stock will be entitled to elect 25% of the number of authorized directors, but then the Class A and Class B Stock will vote together on the remaining directors, with the holders of Class A Stock having only one-tenth of a vote per share and the holders of Class B Stock having one vote per share. Furthermore, the McGinley Buy-Out and Self Tender will not eliminate the supervoting rights of the Class B Stock on matters other than the election of directors. Thus, the assertion in the Press Release that "shareholders will generally have the ability to vote consistent with their equity interest in Methode" is simply false. In sum, Methode will continue to have two classes of common stock, will continue to have disparate voting rights and will continue to have directors elected by different subsets of stockholders. If anything, Methode will end up with an even more unusual corporate governance structure.

        31.  The 2002 Proxy Statement contained no information about the Self Tender. Indeed, it makes no mention that such a transaction was even under consideration. Its description of board committees and board activities makes no mention of any "Special Committee." Nor had Methode otherwise publicly disclosed the existence, purpose or membership of this secret committee. Though the Self Tender Agreement was announced three weeks before the annual meeting, Methode did not send the stockholders any supplemental proxy materials describing the transaction.

The Conference Call

        32.  During a conference call on August 29, 2002, Donald W. Duda, as President of Methode, made the following statement regarding the McGinley Buy-Out and the Self Tender (the "Duda Statement"):

    Regarding the recently announced planned tender for Methode's B shares it is not appropriate for me to speak for the Special Committee. However, I believe it is important that I comment on the strategic value of this deal to the A shareholders. The transaction as proposed would essentially eliminate a dominant class of stock. A class that owns only 3% of the outstanding shares of the company, yet essentially controls a $350 million enterprise via its ability to elect 75% of the board of directors. I feel that restoring more conventional corporate governance to Methode is clearly in a long term interest of the company and the A shareholders. Any additional commentary on my part regarding the proposed tender is not appropriate at this juncture.

Like Mr. Batts' statement in the Press Release, the Duda Statement asserting that the transaction will serve the interests of the Class A stockholders was materially misleading and incomplete. As pointed out above, the transaction will not give Methode "more conventional corporate governance." The Duda Statement that the Class B controls Methode was misleadingly incomplete without an explanation that the directors elected by the Class B have a fiduciary duty to act in the interest of all stockholders and that the Class A stock would control the vote on a merger or asset sale. His comments regarding "the strategic value of this deal to the A shareholders" are also misleadingly incomplete absent full disclosure on other potential transactions that would have far more "strategic value" for the Class A holders.

COUNT I
Corporate Opportunity

        33.  Plaintiff repeats and realleges the allegations above as if fully set forth herein.

        34.  In formulating, approving and pursuing the McGinley Buy-Out and Self-Tender, the defendant directors have breached their fiduciary duty to Methode and the Class A stockholders. They have preferred the interest of Methode's controlling stockholders and the incumbent board and management over the interests of the Company and the stockholders owning approximately 97% of the Company. A majority of the directors are not disinterested and independent with respect to the McGinley Buy-Out and Self Tender because (i) they are affiliated with the Trusts, (ii) they own Class B Stock, (iii) they owe their positions as directors and officers to, and are not independent of, the Trusts and the McGinley family, and/or (iv) they will retain their positions as directors and officers as a result of the transaction.

        35.  While the Trusts can sell Methode Class B Stock that would enable the holder to elect a majority of the Methode board, Methode could sell the Company or substantially all its assets and the Class A stockholders could sell stock which represents a majority of the votes of all outstanding Methode shares. Significantly, the Trusts do not have the power to control a majority of the votes on fundamental corporate transactions, such as a merger or sale of substantially all assets. The corporate opportunity doctrine applies where both the corporation and certain of its stockholders have the ability to sell stock (or assets) which may convey control over the Company's business, even though the stock and assets are not perfectly fungible. Because Methode has economically rational and viable alternatives to a repurchase of the Trusts' stock which cannot be blocked by the Trusts, the opportunity for a control transaction and the associated control premium belongs to Methode and all of its stockholders. McGinleys have used their dominance of the Methode board to divert the opportunity to receive a control premium from the corporation and the Class A stockholders and instead pay an exorbitant premium to the McGinleys, their Trusts and the other Class B stockholders who are primarily insiders.

COUNT II
Failure to Maximize Value

        36.  Plaintiff repeats and realleges the allegations above as if fully set forth herein.

        37.  When the possibility for a sale of the McGinleys' Class B Stock became apparent, the defendant directors had a duty to seek a sale of control transaction that would maximize value for Methode and all its stockholders—not just the Trusts, the McGinley family and the insiders who own almost all of the Class B Stock. The Methode board should have explored all transactions that could maximize value, such as a sale of the entire company including the Class A Stock which represents 97% of Methode's equity. Instead, the directors focused exclusively on the transaction which would pay the McGinley interests an exorbitant "premium" at the expense of the Class A stockholders, while ensuring that the incumbent directors and management would remain in control of the operations of the Company. The board was presented with a valuable opportunity to maximize value for Methode and its stockholders, but chose instead to use that opportunity to unfairly enrich the McGinley interests and to preserve the positions of incumbent directors and management.

COUNT III
Lack of Entire Fairness

        38.  Plaintiff repeats and realleges the allegations above as if fully set forth herein.

        39.  The McGinley Buy Out and Self Tender are not entirely fair to Methode and the Class A stockholders. These transactions were initiated by and timed and structured for the benefit of the McGinley interests and the incumbent directors and management. The Class B stockholders, (consisting almost entirely of the McGinley interests and insiders) will be offered a 135% premium to the exclusion of the Class A stockholders. Moreover, the transactions are structured so that control of Methode will not pass to any independent third party that might replace the incumbent directors and management. Indeed, the defendants have manipulated the election of directors so that the board will continue to be dominated by the defendants' selected representatives even after only a handful of shares of Class B Stock remain outstanding. The "negotiations" were with an undisclosed "Special Committee" which was not disinterested and independent and misunderstood the effects of the transactions. A majority of the directors on the Methode board were not disinterested and independent. The limited disclosure made to the Class A stockholders concerning the transaction is misleading and incomplete and the transaction has been structured so the Class A stockholders get no vote. The 135% control premium is outrageous when the Class B Stock does not control the vote on mergers and asset sales. Finally, the failure to require, as part of the transaction, that the McGinleys reimburse Methode for the premiums or cash value of the secret Last Survivor Policy is unfair to Methode and its stockholders.

COUNT IV
Entrenchment

        40.  Plaintiff repeats and realleges the allegations above as if fully set forth herein.

        41.  The defendant directors have engaged in inequitable manipulation of the corporate machinery of Methode in order to retain their offices. In order to entrench themselves in office, the directors have manipulated the composition of Methode's board, created a Nominating Committee which will allow the McGinleys to dictate who is nominated as a director even after they have sold their Class B Stock and continue to constitute a majority of the board until the next annual meeting. On information and belief, the defendants approved the Horizon Loan in order that the McGinleys would not have to sell their Class B Stock in the period shortly after William J. McGinley's death, thereby buying themselves time to structure a transaction that would keep the incumbent board and management in office. The Jensen Agreement and Employment Security Agreements were further entrenchment steps. The McGinley Buy-Out and Self Tender are the next steps in the entrenchment plan.

        42.  The McGinley Buy-Out and Self Tender are defensive stock repurchases touching upon issues of control. The directors' primary purpose in approving these transactions, rather than rational and more effective alternatives, was to entrench themselves in office. There was no legitimate threat to Methode from the McGinleys' desire to sell their Class B Stock. Moreover, the McGinley Buy-Out and Self Tender at a 135% premium are not a reasonable response to any perceived threat. The board could have proposed a recapitalization merger and eliminated the dual stock structure without the expenditure of $20 million of corporate funds. The board also could have proposed a recapitalization in which the Class B Stock was eliminated entirely. The board also could have timed and structured any recapitalization transaction so the board did not continue to be controlled by directors elected by the (departing) Class B stockholders. The board also could have pursued a sale of the Company that would have benefited all Methode stockholders, rather than giving an excessive premium to the Class B Stock.

COUNT V
Disclosure

        43.  Plaintiff repeats and realleges the allegations above as if fully set forth herein

        44.  As pointed out above, the defendants have made misleading and incomplete statements regarding the McGinley Buy-Out and Self Tender, including failing to make any disclosure in the Proxy Statement, failing to supplement the Proxy Statement and making incomplete and misleading disclosure in the Press Release and the Duda Statement. Having chosen to make disclosures regarding the supposed benefits of the transaction to the Class A Stockholders, the defendants had an obligation to make full and accurate disclosure to the Class A stockholders. The defendants have breached their duty of disclosure.

Irreparable Harm and Lack of Adequate Remedy

        45.  Plaintiff, Methode and the Class will suffer irreparable harm if the transactions are not enjoined. They will lose a valuable corporate opportunity. Over a million Class B shares will be cashed out at an excessive price and based on a flawed process. The transactions will involve paying cash for the Class B shares of hundreds of Class B stockholders who are not and cannot be made parties to this actin [sic] and who are scattered throughout the country. As of July 15, 2002, there were approximately 330 record holders of Class B Stock. It will not be possible to rescind or undo the effects of the transactions. Any monetary or other relief will not provide full and complete relief for the wrongs suffered. Thus, plaintiff, Methode and the Class have no adequate remedy at law.

Class Action and Derivative Allegations

        46.  Plaintiff brings this action individually and on behalf of a class consisting of all stockholders owning Methode Class A Stock on August 20, 2002 and their successors in interest and assigns. The defendants and their associates and affiliates are excluded from the Class.

        47.  The Class is too numerous and too dispersed to be joined in this action. The Class A Stock is publicly held and is traded on Nasdaq. As of July 15, 2002, there were approximately 950 record holders of Methode's Class A Stock.

        48.  Plaintiff's claims are typical of the claims of the Class. Plaintiff's claims of violations of the directors' fiduciary duty present common questions of fact and law and are typical of the claim of other members of the Class.

        49.  As plaintiff's filing of a detailed complaint and application for expedited proceedings illustrate, plaintiff will vigorously and adequately represent the Class. Plaintiff has retained counsel experienced in matters of this type.

        50.  The defendants have acted against the Class as a whole, making declaratory and injunctive relief appropriate with respect to the whole Class. Indeed, defendants have themselves defined the Class by excluding the Class A Stock from the Self Tender for all shares of Class B Stock. The Class A stockholders have been singled out for unequal and discriminatory treatment.

        51.  Because the defendants have deliberately singled out the Class A stockholders, this case is especially well suited to class action treatment. A class action is a superior method for the fair and efficient adjudication of plaintiffs claims. Moreover, common questions of fact and law predominate.

        52.  Prosecution of individual actions would risk inconsistent and varying results that would establish incompatible standards. Moreover, prosecution of individual cases might as a practical matter be dispositive of the interests of the other holders of Class A Stock or substantially impair or impede their ability to protect their interests.

        53.  No demand pursuant to Chancery Court Rule 23.1 is required in this case. Plaintiff's claims are properly brought as individual and class claims and are therefore not subject to the demand requirement. No demand is required for claims of waste related to the Horizon Loan and the Last Survivor Policy. Moreover, to the extent any of plaintiffs' claims are deemed derivative, demand is excused. As alleged above, the Methode board does not consist of a majority of disinterested and independent directors. Moreover, the allegations above establish that the directors are not independent and there is a reasonable doubt as to whether the defendant directors exercised reasonable business judgment in approving the challenged measures.

        WHEREFORE, plaintiff and the Class pray for an Order and Judgment:

        A.    Preliminarily and permanently enjoining the McGinley Buy-Out and the Self Tender.

        B.    Declaring that the McGinley Buy-Out and Self Tender violate the defendants directors' fiduciary duty.

        C.    Declaring that the individual defendants have breached their fiduciary duties.

        D.    Granting to the extent feasible and necessary the rescission of the McGinley Buy-Out and the Self Tender or such rescissory relief as is feasible, equitable and appropriate.

        E.    Requiring defendants to fully and fairly disclose to the Class A stockholders all facts germane to the McGinley Buy-Out, and the Self Tender.

        F.    Depriving the defendants of all profits and benefits obtained through their wrongful conduct.

        G.    Awarding to plaintiff and the Class, or in the alternative, Methode, rescissory and/or compensatory damages, together with prejudgment and post-judgment interest thereon.

        H.    Requiring repayment of the Horizon Loan and reimbursement for the premiums or cash value of the Last Survivor Policy.

        I.    Certifying this action as a class action and designating plaintiff as class representatives and plaintiff's counsel as class counsel.

        J.    Awarding to plaintiffs' reasonable attorneys' fees and expenses of this litigation.

        K.    Awarding such other and further relief as the Court deems just and proper.

                          PRICKETT, JONES & ELLIOTT, P.A.
                          Michael Hanrahan
                          Gary F. Traynor
                          Paul A. Fioravanti, Jr.
                          1310 King Street
                          Wilmington. DE 19801
                          (302) 888-6500
                          Attorneys for Plaintiff

OF COUNSEL:
Richard S. Schiffrin
Marc A. Topaz
Gregory M. Castaldo
Schiffrin & Barroway
Three Bala Plaza East, Suite 400
Bala Cynwyd, PA 19004
(610) 667-7706

Dated: September 13, 2002

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  Exhibit 99.1